[ * ] = Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
EXHIBIT 10.69
February 3, 2006
VIA FAX AND FEDERAL EXPRESS
David L. Snitman, Ph.D.
Chief Operating Officer
Array BioPharma, Inc.
3200 Walnut Street
Boulder, CO 80301
RE:     Amendment No. 6 to the Drug Discovery Collaboration Agreement
Dear Dr. Snitman:
As you know, InterMune, Inc. (“InterMune”) and Array BioPharma Inc. (“Array”) are parties to that certain Drug Discovery Collaboration Agreement dated September 13, 2002, as amended May 8, 2003, January 7, 2004, September 10, 2004, December 7, 2004 and June 30, 2005 (collectively, the “Agreement”). As we have previously discussed with you and/or John Moore, we would like to further amend the Agreement. Accordingly, the parties agree that the Agreement is hereby amended as follows, effective as of January 1, 2006 (“Amendment Effective Date”):
1.	The second sentence in Section 5.1.1 of the Agreement is hereby amended in its entirety to read as follows:

“The Allocated Array FTEs shall be as follows: (a) [ * ] Array FTEs devoted to [ * ] for the period of time set forth below in this Section 5.1.1 (or such other number scheduled in the Research Plan) (the “Discovery FTEs”); (b) [ * ] Array FTEs devoted to [ * ] for the period of time set forth below in this Section 5.1.1 (or such other number scheduled in the Research Plan) (the “Manufacture FTEs”); and (c) [ * ] Array FTEs,[ * ] of which will be [ * ] will be devoted to [ * ] while[ * ] will be devoted to [ * ] for the period of time set forth below in this Section 5.1.1 (or such other number of FTEs and/or allocation of such number of FTEs between the manufacturing transfer and process research activities as scheduled in the Research Plan) (the “Research FTEs”).”

2.	The last two sentences in Section 5.1.1 of the Agreement are hereby amended in their entirety to read as follows:

"[ * ] Manufacture FTEs shall be funded by InterMune beginning July 1, 2005 through January 31, 2006. Beginning February 1, 2006, InterMune shall fund [ * ] Manufacture FTEs until [ * ] (or such other [ * ] as may be determined by mutual agreement). At the end of such period, any remaining raw materials purchased for [ * ] and for which Array receives reimbursement from InterMune that are not used for the [ * ] shall be owned by, and also delivered to, InterMune (or a third party designated by InterMune). The Research FTEs shall be funded by InterMune beginning January 1, 2006 through

August 31, 2006, with an option exercisable by InterMune to extend such funding for an additional six (6)-month period subject to the extension of the Research Term.”
Except as set forth above, all terms and conditions of the Agreement will remain in full force and effect. Any capitalized term used herein and not otherwise defined will have the same meaning as set forth in the Agreement. Please acknowledge your agreement to the above by having an authorized Array representative countersign both enclosed copies of this Amendment No. 6 where indicated below, and returning one original to the attention of Pauline Williams, Senior Paralegal/Executive Assistant, at InterMune. We would be happy to proceed based on receipt of a facsimile copy while awaiting the original.

Sincerely,

/s/ Lawrence Blatt

Lawrence Blatt, Ph.D.
Chief Scientific Officer

Cc:	General Counsel, Array Mr. Larry Kahn, InterMune
Acknowledged and Agreed:
Array BioPharma Inc.

By:	/s/ David Snitman

Name:	David Snitman

Title:	COO
[ * ] = Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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